UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported)    January 4, 2016
Colfax Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

420 National Business Parkway Annapolis Junction, MD	20701
(Address of principal executive offices)	(Zip Code)
(301) 323-9000
(Registrant’s telephone number, including area code.)
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 4, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Colfax Corporation (the “Company”) approved certain long-term equity grants to the Company’s President and Chief Executive Officer, Matthew L. Trerotola.
In recognition of the significantly more challenging operating conditions since he was named President and Chief Executive Officer in July of 2015, the Compensation Committee approved a grant to Mr. Trerotola with an aggregate grant date fair value of $9,000,000, consisting of 559,563 stock options with a grant date fair value of $6,000,000 and 128,755 performance-based restricted stock units with a grant date fair value of $3,000,000.  Subject to Mr. Trerotola’s continued employment through the applicable vesting date, the stock options will vest in three equal annual installments beginning on January 4, 2019 and the performance-based restricted stock units, if earned, will vest in three equal annual installments beginning on January 4, 2019. The stock options expire seven years from the grant date.  The equity awards were granted pursuant to the Colfax Corporation 2008 Omnibus Incentive Plan (the “Omnibus Plan”), as amended and restated, and, except as otherwise provided for in Mr. Trerotola’s employment agreement and in the grants made in connection therewith, are subject to the standard form of award agreements currently used under the Omnibus Plan in connection with grants to Company executives.
These equity grants are intended to provide an additional incentive to Mr. Trerotola and help to further align his interests with the Company’s stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2016	COLFAX CORPORATION
	By:	/s/ C. Scott Brannan Name: C. Scott Brannan Title: SVP, Finance and Chief Financial Officer